Exhibit 99.1

NEWS RELEASE

Contact:	Justin Coe	Joe Calabrese
	Chief Accounting Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES REFINANCING OF THE RITZ-CARLTON LAKE TAHOE

DALLAS, November 3, 2026 – Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has successfully refinanced its mortgage loan for the 170-room Ritz-Carlton Lake Tahoe in Truckee, California, which had an existing outstanding balance of $43.4 million, a floating interest rate of SOFR + 3.25% and a final maturity date in January 2027. The new loan totals $60.0 million with an additional $15.0 million available to be drawn in the future subject to certain conditions, has a three-year initial term with two one-year extension options and provides for a floating interest rate of SOFR + 2.65%. With this financing now in place, the Company’s next hard debt maturity is not until December 2028.

“We are pleased with the execution of this refinancing, which extends the debt maturity on one of our premier luxury assets and capitalizes on tighter interest rate spreads in the market,” said Richard J. Stockton, President and Chief Executive Officer.

About Braemar Hotels & Resorts

Braemar Hotels & Resorts Inc. (NYSE: BHR) is a real estate investment trust (REIT) focused on the high-growth luxury hotel and resort sector. Its industry-leading portfolio features luxury properties across the United States and the U.S. territories in the Caribbean.

Braemar Hotels & Resorts Announces Refinancing of Ritz-Carlton Lake Tahoe

November 3, 2026

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.